Exhibit 99.1

200 Metroplex Drive	Ph: (732) 548-0101
Edison, New Jersey 08817	Fax: (732) 548-0286

For further information, contact:
Hanover Capital Mortgage Holdings, Inc.
John Burchett, CEO, Irma Tavares, COO, or Harold McElraft, CFO
732-593-1044
HANOVER CAPITAL MORTGAGE HOLDINGS, INC. ANNOUNCES
AUTHORIZATION OF WALTER INVESTMENT MANAGEMENT CORP. FOR LISTING ON THE NYSE
AMEX AND COMMENCEMENT OF “WHEN ISSUED” TRADING
- Following the spin-off and merger, shares of the surviving corporation will be listed under the name Walter Investment Management
Corp. and will trade under the symbol “WAC” —
- Walter Investment Management Corp. common stock will begin trading on a “when-issued” basis on March 27, 2009 under the symbol “WAC-WI” -

(Edison, NJ) — Hanover Capital Mortgage Holdings, Inc. (NYSE Amex: HCM) (“Hanover”) announced today that the common stock of Walter Investment Management Corp., the “Surviving Corporation” in the previously announced merger of Walter Industries’ Financing business into Hanover, has been authorized for listing on the NYSE Amex following completion of the merger. If the various conditions to the merger and related transactions are satisfied, the merger is expected to occur after the close of business on April 17, 2009, and shares of common stock of the Surviving Corporation are expected to begin trading “regular way” on the NYSE Amex under the symbol “WAC” on the following business day, April 20, 2009. The NYSE Amex has advised Hanover and Walter Industries that the Surviving Corporation’s common stock will begin trading on a “when-issued” basis (reflecting the shares of common stock that will be distributed by the Surviving Corporation in the merger) on the NYSE Amex under the symbol “WAC-WI” beginning on March 27, 2009. The “when-issued” trading should reflect all of the transactions contemplated by the merger agreement, including the spin-off, the taxable dividend, the merger, and the combination as a result of the merger of every 50 shares of Hanover common stock outstanding immediately prior to the merger into a single share of Surviving Corporation common stock.
About Hanover Capital Mortgage Holdings
Hanover Capital Mortgage Holdings, Inc. is a mortgage REIT staffed by seasoned mortgage capital markets professionals. Hanover invests in prime mortgage loans and mortgage securities backed by prime mortgage loans. For further information, visit Hanover’s website at www.hanovercapitalholdings.com.
Additional Information and Where to Find It
In connection with the proposed spin-off of the Financing business of Walter Industries, Inc. through its wholly-owned subsidiary, Walter Investment Management LLC, and the proposed merger of Walter Investment Management LLC with Hanover Capital Mortgage Holdings, Inc. and certain related transactions, Hanover Capital Mortgage Holdings, Inc. filed a registration statement with the SEC on Form S-4, as amended, containing a preliminary proxy statement/prospectus (Registration No. 333-155091), and Hanover Capital Mortgage Holdings, Inc. will be filing other documents regarding the proposed transaction with the SEC as well. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS ARE URGED TO READ THE FINAL PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The final proxy statement/prospectus has been mailed to stockholders of Hanover Capital Mortgage Holdings, Inc. and Walter Industries, Inc. Stockholders will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about Hanover Capital Mortgage Holdings, Inc. and Walter Industries, Inc., without charge, at the SEC’s Internet Web site (http://www.sec.gov). Copies of the proxy statement/prospectus and the other filings with the SEC that will be incorporated by reference in the proxy statement/prospectus can also be obtained, without charge, at Hanover Capital Mortgage Holdings, Inc.’s Web site (http://www.hanovercapitalholdings.com).
- more -

Walter Industries and Hanover and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed merger and related transactions. Information regarding Walter Industries’ directors and executive officers is available in Walter Industries’ proxy statement for its 2009 annual meeting of stockholders and Walter Industries’ 2008 Annual Report on Form 10-K, which were filed with the SEC on March 10, 2009, and February 27, 2009, respectively, and information regarding Hanover’s directors and executive officers is available in Hanover’s proxy statement for its 2008 annual meeting of stockholders and Hanover’s 2007 Annual Report on Form 10-K, which were filed with the SEC on April 24, 2008, and April 2, 2008, respectively. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in Hanover’s proxy statement/prospectus and other materials referred to in Hanover’s proxy statement/prospectus.
Safe Harbor Statement
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including expressions such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “may,” “will,” and similar expressions involve known and unknown risks, uncertainties, and other factors that may cause Walter Industries’ or Hanover’s actual results in future periods to differ materially from the expectations expressed or implied by such forward-looking statements. These factors include, among others, the following: the market demand for Walter Industries’ and Hanover’s products as well as changes in costs and the availability of raw material, labor, equipment and transportation; changes in weather and geologic conditions; changes in extraction costs, pricing and assumptions and projections concerning reserves in Walter Industries’ mining operations; changes in customer orders; pricing actions by Walter Industries’ and Hanover’s competitors, customers, suppliers and contractors; changes in governmental policies and laws; further changes in the mortgage-backed capital markets; changes in general economic conditions; and the successful implementation and anticipated timing of any strategic actions and objectives that may be pursued, including the announced separation of the Financing business from Walter Industries. In particular, the separation of Walter Industries’ Financing business is subject to a number of closing conditions which may be outside of Walter Industries’ control. Forward- looking statements made by Walter Industries in this release, or elsewhere, speak only as of the date on which the statements were made. Any forward-looking statements should be considered in context with the various disclosures made by Walter Industries and Hanover about our respective businesses, including the Risk Factors described in Walter Industries’ 2008 Annual Report on Form 10-K, the Risk Factors described in Hanover’s 2007 Annual Report on Form 10-K, and each of Walter Industries’ and Hanover’s other filings with the Securities and Exchange Commission. Neither Walter Industries nor Hanover undertakes any obligation to update its forward-looking statements as of any future date.
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